"FIRST. ISSUANCE. "BANCO DEL ATLANTICO," represented by its trust delegates Mesrs. RENAN RODRIGUEZ TOLENTINO AND HECTOR FLORES FIERRO by unilateral declaration of will and to comply with the purposes of the trust cited in section one of the statements of the Issuance Document, issues FOUR HUNDRED EIGHTY-SEVEN MILLION FOUR HUNDRED SIXTEEN THOUSAND THIRTY Unamortizable registered Common Depositary Receipts, called "ELEKTRA," with a value of ZERO POINT FOUR FOUR FOUR ZERO THREE ZERO (0.444030) per receipt with a total issue value of TWO HUNDRED SIXTEEN MILLION FOUR HUNDRED TWENTY-SEVEN THOUSAND THREE HUNDRED FORTY PESOS AND 00/100 National Currency exclusively for the purposes of Articles Two Hundred Twenty-Eight Dash "h", two hundred twenty-eight dash "m",
Section V, and Section V of Article Two Hundred Twenty-Eight dash "n" of the General Credit Instruments and Transactions Law.

                                                                  June 21, 2000


    The undersigned does hereby represent and certify that the above Modification to the CPO Trust Deed is a fair and accurate representation of the original Modificacion Al Acta de Emision de Los Certificados de Participacion.



                                                   Grupo Elektra, S.A. de C.V.


                                                   By: /s/ Ricardo Martinez Cruz
                                                       -------------------------